UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 8, 2015

Glori Energy Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55261	46-4527741
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10350 Richmond Avenue
Suite 850
Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 237-8880

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 8, 2015, the Board of Directors (the “Board”) of Glori Energy Inc. (“Glori Energy”) elected and ratified Mr. Kevin P. Guilbeau as a new Board member and as its new Executive Chairman of the Board. Mr. Guilbeau succeeds interim Chairman Mark Puckett, who remains on the Board. As Executive Chairman, Mr. Guilbeau will work directly with Glori Energy’s management team to help further advance Glori Energy’s growth and strategic initiatives.

Glori Energy has entered into an Executive Chairman Agreement with Mr. Guilbeau, a copy of which is attached hereto as Exhibit 99.1, which provides the terms of his service, his compensation and his duties. In addition to the duties of a Chairman set forth in Glori Energy’s bylaws, Mr. Guilbeau will as Chairman act as a liaison between the Board and the executive management team and work with the management team, as Chairman, regarding growth and strategic initiatives, including acquisitions, as more fully set forth in Exhibit B to the Executive Chairman Agreement. Mr. Guilbeau’s compensation is comprised of an annual salary, bonuses and stock options. The stock options are subject to time-based and performance-based vesting provisions, as more fully set forth on Exhibit A to the Executive Chairman Agreement. In accordance with the terms of the Glori Energy Inc. 2014 Long Term Incentive Plan, and subject to the terms of the Executive Chairman Agreement, in the event of a change of control, Mr. Guilbeau’s options become fully exercisable if he is both a Board member and Chairman of the Board at the time of the change of control.

On October 9, 2015, Glori Energy issued a press release announcing the election of Mr. Guilbeau, a copy of which is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1. Executive Chairman Agreement between Glori Energy and Kevin P. Guilbeau dated October 8, 2015.

Exhibit 99.2. Press release dated October 9, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLORI ENERGY INC.
(Registrant)

October 12, 2015	/s/ Victor Perez
(Date)	Victor Perez
Chief Financial Officer

Exhibit Index

99.1	Executive Chairman Agreement between Glori Energy and Kevin Guilbeau dated October 8, 2015

99.2	Press release dated October 9, 2015